Exhibit 99.1

NEWS RELEASE

Gray Reports Record Revenue

For the Three-Month and Six-Month Periods Ended June 30, 2014

Atlanta, Georgia – August 7, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results of operations, including record revenue, for the three-month period (the “second quarter of 2014”) and six-month period ended June 30, 2014 as compared to the three-month period (the “second quarter of 2013”) and six-month period ended June 30, 2013.

Highlights:

We completed six acquisitions in which we acquired the operations of 17 full or low power television stations (plus various satellite television stations), between June 30, 2013 and June 30, 2014 (the “Acquired Stations”) and have successfully integrated the Acquired Stations into our station group. As a result of increased revenue at our preexisting stations, combined with the additional revenue from our Acquired Stations, we achieved record revenue for both the second quarter of 2014 and six-month period ended June 30, 2014.

For the second quarters of 2014 and 2013, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended June 30,
	2014	2013	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$107,249	$84,285	27%

Operating expenses (before depreciation, amortization and loss (gain) on disposal of assets):
Broadcast expense	$66,002	$51,807	27%

Corporate and administrative expense	$9,848	$5,293	86%

Including the results of operations of each of the Acquired Stations from their respective dates of acquisition, for the second quarter of 2014, we experienced period over period increases in retransmission consent, political advertising, local advertising and internet advertising revenue reflecting in part the impact of the Acquired Stations.

Including the results of operations of each of the Acquired Stations from their respective dates of acquisition, for the second quarter of 2014, our period over period increase in broadcast expenses (excluding depreciation, amortization and loss (gain) on disposal of assets) was due primarily to increases in employee benefits and programming costs reflecting, in part, the impact of the Acquired Stations. Our period over period increase in corporate and administrative expenses (excluding depreciation, amortization and loss (gain) on disposal of assets) was due primarily to an increase in fees associated with our completed and pending acquisitions.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Comments on Results of Operations for the Three-Month Period Ended June 30, 2014:

Revenue.

Total revenue increased $23.0 million, or 27%, to $107.2 million for the second quarter of 2014 compared to the second quarter of 2013 due to increases in the majority of our revenue categories as noted above. The Acquired Stations accounted for approximately $8.9 million of our total revenue in the second quarter of 2014. Political advertising revenue increased due to increased advertising from political candidates, political parties and special interest groups in the “on year” of the two-year election cycle. Retransmission consent revenue increased primarily due to increased subscriber rates. Local advertising revenue increased due to increased spending by advertisers in a gradually improving economic environment.

The principal components of our revenue for the second quarter of 2014 compared to the second quarter of 2013 were as follows:

Local advertising revenue increased $5.8 million, or 11%, to $56.7 million.

National advertising revenue decreased $0.2 million, or 2%, to $14.8 million.

Internet advertising revenue increased $0.9 million, or 15%, to $7.2 million.

Political advertising revenue increased $7.9 million, or 1047%, to $8.6 million.

Retransmission consent revenue increased $8.3 million, or 88%, to $17.7 million.

Other revenue increased $0.3 million, or 16%, to $2.3 million.

Excluding revenue attributable to the Acquired Stations and political advertisers, our five largest advertising categories on a combined local and national basis by customer type for the second quarter of 2014 demonstrated the following changes in revenue during the second quarter of 2014 compared to the second quarter of 2013: automotive increased 6%; medical increased less than 1%; restaurant increased less than 1%; communications decreased 2%; and furniture and appliances decreased 10%.

In order to provide more meaningful period over period comparisons, we are also presenting herein certain historical revenue and broadcast expense information on a "Combined Historical Basis."  As used herein, the term Combined Historical Basis reflects financial results that have been prepared by adding Gray's historical revenues and broadcast expenses with the historical revenues and broadcast expenses of each of the Acquired Stations from January 1, 2013 (the beginning of the earliest period presented), but does not include any adjustments for other events attributable to such transaction.  On a Combined Historical Basis, total revenue increased $16.9 million, or 16%, to $124.0 million in the second quarter of 2014 as compared to the second quarter of 2013.

On a Combined Historical Basis, the principal components of revenue for the second quarter of 2014 compared to the second quarter of 2013 were approximately as follows:

Local advertising revenue increased $1.6 million, or 3%, to $65.4 million.

National advertising revenue decreased $1.9 million, or 10%, to $16.7 million.

Internet advertising revenue increased $0.8 million, or 12%, to $7.6 million.

Political advertising revenue increased $9.1 million, or 993%, to $10.0 million.

Retransmission consent revenue increased $7.7 million, or 61%, to $20.3 million.

Other revenue decreased $0.3 million, or 8%, to $3.9 million.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 2 of 13

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $14.2 million, or 27%, to $66.0 million for the second quarter of 2014 compared to the second quarter of 2013 due primarily to increases in compensation expense of $8.1 million and non-compensation expense of $6.1 million. Compensation expense increased primarily due to increases in non-cash paid-time-off of $3.8 million, salaries of $2.6 million, healthcare costs of $2.1 million and non-cash stock-based compensation of $0.3 million offset, in part, by a decrease in pension expense of $0.6 million. The non-cash increase in expense for paid-time-off was due largely to a change in our employee benefit policy. The increase in salaries resulted primarily from the addition of the Acquired Stations. The increase in healthcare costs was due to increased claims activity. Non-compensation expense increased primarily due to increases in network affiliation fees of $2.4 million (reflecting in part, increased fees payable to the ABC network for our affiliation agreements that renewed December 31, 2013) and to a lesser extent increases in other programming costs, software license fees, consulting fees, bad debt expense and other professional fees. During the second quarter of 2014 and the second quarter of 2013, we recorded total broadcast non-cash stock-based compensation expense of $0.3 million and $0.0 million, respectively. Broadcast non-cash stock-based compensation expense increased due to a grant of restricted common stock to certain employees in 2014. The Acquired Stations accounted for approximately $6.2 million of the aggregate broadcast expense increase in the second quarter of 2014.

On a Combined Historical Basis, total broadcast expense increased $9.3 million, or 14%, due primarily to increases in compensation expense of $4.8 million and non-compensation expense of $4.5 million. On a Combined Historical Basis, compensation expense increased primarily due to increases in non-cash paid-time-off of $3.7 million, increases in health care costs of $1.8 million and, to a lesser extent, increases in salaries and non-cash stock-based compensation offset, in part, by a decrease in pension expense. The non-cash increase in expense for paid-time-off was due largely to a change in our employee benefit policy. On a Combined Historical Basis, non-compensation expense increased primarily due to increases in network affiliation fees of $2.2 million (reflecting, in part, increased fees payable to the ABC network for our affiliation agreements that renewed December 31, 2013) and to a lesser extent increases in programming costs, software license fees, consulting fees, bad debt expense and other professional fees. During the second quarter of 2014 and the second quarter of 2013, we recorded total broadcast non-cash stock-based compensation expense of $0.3 million and $0.0 million, respectively. Broadcast non-cash stock-based compensation expense increased due to a grant of restricted common stock to certain employees in 2014. Excluding the impact of the increases in network affiliation fees, the non-cash charge for our change in paid-time-off benefits and non-cash stock-based compensation, total broadcast expense on a Combined Historical Basis would have increased approximately 5% for the second quarter of 2014 compared to the second quarter of 2013.

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $4.6 million, or 86%, to $9.8 million. The increase was due primarily to increases in non-compensation expense of $4.5 million and compensation expense of $0.1 million. Non-compensation expense increased primarily due to increases in legal and other professional fees associated with our completed and pending acquisitions. Compensation expense increased primarily due to routine increases in salary expense offset, in part, by a decrease in non-cash stock-based compensation expenses. We recorded non-cash stock-based compensation expense during the second quarter of 2014 and the second quarter of 2013 of $0.7 million and $1.3 million, respectively. Non-cash stock-based compensation expense decreased primarily due to the vesting of restricted stock of an employee upon his termination in the second quarter of 2013. A similar event did not occur in the second quarter of 2014.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 3 of 13

Comments on Results of Operations for the Six-Month Period Ended June 30, 2014:

Revenue.

Total revenue increased $36.1 million, or 22%, to $198.5 million for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 primarily due to increases in local advertising revenue, internet advertising revenue, retransmission consent revenue, as well as an expected increase in political advertising revenue. The Acquired Stations accounted for approximately $12.6 million of our total revenue in the six months ended June 30, 2014. Political advertising revenue reflected increased advertising from political candidates, political parties and special interest groups during the “on year” of the two-year political advertising cycle. Retransmission consent revenue increased primarily due to increased subscriber rates. Local and national advertising revenue in the six months ended June 30, 2014 benefited from approximately $3.8 million earned from the broadcast of the 2014 Winter Olympic Games on our fourteen NBC affiliated stations. There was no corresponding Olympic Games advertising revenue during the six months ended June 30, 2013. Local and national advertising revenue included the broadcast of the 2014 Super Bowl on our five FOX channels, which earned us approximately $0.2 million, a decrease of approximately $0.9 million compared to the broadcast of the 2013 Super Bowl on our then 20 CBS channels that earned us approximately $1.1 million.

The principal components of our revenue for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 were as follows:

Local advertising revenue increased $10.4 million, or 11%, to $107.7 million.

National advertising revenue decreased $0.3 million, or 1%, to $28.2 million.

Internet advertising revenue increased $1.3 million, or 11%, to $13.2 million.

Political advertising revenue increased $10.0 million, or 720%, to $11.4 million.

Retransmission consent revenue increased $14.7 million, or 77%, to $33.8 million.

Other revenue was $4.2 million for each of the 2014 and 2013 six-month periods.

Excluding revenue attributable to the Acquired Stations and political advertisers, our five largest advertising categories on a combined local and national basis by customer type for the six-month period ended June 30, 2014 demonstrated the following changes in revenue during the six-month period ended June 30, 2014 compared to the six-month period ended June 30, 2013: automotive increased 8%; medical increased 7%; restaurant decreased 12%; communications decreased 4%; and furniture and appliances decreased 6%.

On a Combined Historical Basis, total revenue increased $28.2 million, or 14%, to $235.7 million for the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

On a Combined Historical Basis, the principal components of revenue were approximately as follows:

Local advertising revenue increased $4.4 million, or 4%, to $127.1 million.

National advertising revenue decreased $2.8 million, or 8%, to $32.6 million.

Internet advertising revenue increased $1.1 million, or 9%, to $14.2 million.

Political advertising revenue increased $11.7 million, or 721%, to $13.3 million.

Retransmission consent revenue increased $14.5 million, or 57%, to $39.9 million.

Other revenue decreased $0.7 million, or 7%, to $8.7 million.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 4 of 13

Operating expenses.

Broadcast expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $21.1 million, or 20%, to $126.4 million for the six-month period ended June 30, 2014 compared to the six-month period ended June 30, 2013 due primarily to increases in non-compensation expense of $11.5 million and compensation expense of $9.6 million. Non-compensation expense increased primarily due to increases in network affiliation fees of $4.5 million (reflecting, in part, increased fees payable to the ABC network for our affiliation agreements that renewed December 31, 2013) and, to a lesser extent, increases, in programming costs, software license fees, consulting fees, bad debt expense and other professional fees. Compensation expense increased primarily due to increases in salaries of $4.7 million, non-cash paid-time-off of $3.9 million, health care costs of $0.9 million and non-cash stock-based compensation of $1.0 million offset, in part, by a decrease in pension expense of $1.2 million. The increase in salaries resulted primarily from the addition of the Acquired Stations. The non-cash increase in expense for paid-time-off was due largely to a change in our employee benefit policy. During the six months ended June 30, 2014 and 2013, we recorded total broadcast non-cash stock-based compensation expense of $1.0 million and $0.0 million, respectively. Broadcast non-cash stock-based compensation expense increased due to a grant of restricted common stock to certain employees in 2014. The Acquired Stations accounted for approximately $9.5 million of the aggregate broadcast expense increase in the six months ended June 30, 2014.

On a Combined Historical Basis, total broadcast expense increased $13.8 million, or 10%, for the six-month period ended June 30, 2014 compared to the six-month period ended June 30, 2013 due primarily to increases in compensation expense of $4.6 million and non-compensation expense of $9.2 million. On a Combined Historical Basis, compensation expense increased primarily due to increases in non-cash paid-time-off of $3.8 million, increases in health care costs of $0.3 million and, to a lesser extent, increases in salaries and non-cash stock-based compensation offset, in part, by a decrease in pension expense. The non-cash increase in expense for paid-time-off was due largely to a change in our employee benefit policy. On a Combined Historical Basis, non-compensation expense increased primarily due to increases in network affiliation fees of $4.5 million (reflecting in part, increased fees payable to the ABC network for our affiliation agreements that renewed December 31, 2013) and, to a lesser extent, increases in programming costs, software license fees, consulting fees, bad debt expense and other professional fees. During the six months ended June 30, 2014 and 2013, we recorded total broadcast non-cash stock-based compensation expense of $1.0 million and $0.0 million, respectively. Broadcast non-cash stock-based compensation expense increased due to a grant of restricted common stock to certain employees in 2014. Excluding the impact of the increases in network affiliation fees, the non-cash charge for our change in paid-time-off benefits and non-cash stock-based compensation, total broadcast expense on a Combined Historical Basis would have increased approximately 4% for the six-month period ended June 30, 2014 compared to the six-month period ended June 30, 2013.

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) increased $7.2 million, or 79%, to $16.3 million. The increase was due primarily to increases in compensation expense of $1.7 million and non-compensation expense of $5.5 million. Non-compensation expense increased primarily due to increases in legal and other professional fees associated with our completed and pending acquisitions. Compensation expense increased primarily due to routine increases in salary expense and non-cash stock-based compensation expenses. We recorded non-cash stock-based compensation expense during the six-month periods ended June 30, 2014 and 2013 of $2.1 million and $1.5 million, respectively. Corporate non-cash stock-based compensation expense increased due to a grant of restricted common stock to certain employees in 2014.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 5 of 13

Detailed table of operating results:

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended
	June 30,

	2014	2013

Revenue (less agency commissions)	$107,249	$84,285
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	66,002	51,807
Corporate and administrative	9,848	5,293
Depreciation	6,986	5,938
Amortization of intangible assets	1,179	12
Loss (gain) on disposals of assets, net	48	(77)
Operating expenses	84,063	62,973
Operating income	23,186	21,312
Other income (expense):
Miscellaneous income (expense), net	3	(1)
Interest expense	(15,825)	(12,594)
Loss from early extinguishment of debt	(4,897)	-
Income before income tax	2,467	8,717
Income tax expense	876	3,573
Net income	1,591	5,144

Basic per share information:
Net income	$0.03	$0.09
Weighted-average shares outstanding	57,862	57,561

Diluted per share information:
Net income	$0.03	$0.09
Weighted-average shares outstanding	58,311	57,939

Political advertising revenue (less agency commissions)	$8,616	$751

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 6 of 13

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Six Months Ended
	June 30,

	2014	2013

Revenue (less agency commissions)	$198,546	$162,454
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	126,386	105,301
Corporate and administrative	16,347	9,117
Depreciation	13,370	11,738
Amortization of intangible assets	1,468	31
Loss (gain) on disposals of assets, net	379	(105)
Operating expenses	157,950	126,082
Operating income	40,596	36,372
Other income (expense):
Miscellaneous income, net	3	-
Interest expense	(31,099)	(25,134)
Loss from early extinguishment of debt	(4,897)	-
Income before income tax expense	4,603	11,238
Income tax expense	1,735	5,224
Net income	2,868	6,014

Basic per share information:
Net income	$0.05	$0.10
Weighted-average shares outstanding	57,855	57,542

Diluted per share information:
Net income	$0.05	$0.10
Weighted-average shares outstanding	58,298	57,820

Political advertising revenue (less agency commissions)	$11,408	$1,392

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 7 of 13

Other Financial Data:

	June 30, 2014	December 31, 2013
	(in thousands)

Cash	$66,070	$13,478
Long-term debt	$1,208,298	$842,874
Borrowing availability under our senior credit facility	$40,000	$30,000

	Six Months Ended June 30,
	2014	2013
	(in thousands)

Net cash provided by operating activities	$29,339	$25,919
Net cash used in investing activities	(335,323)	(13,669)
Net cash provided by financing activities	358,576	87
Net increase in cash	$52,592	$12,337

Guidance for the Three Months Ending September 30, 2014 (the “third quarter of 2014”):

We currently anticipate that our results of operations (which include the expected results of operations of Excalibur Broadcasting, LLC, a variable interest entity whose results are consolidated with those of Gray in accordance with GAAP (as defined below)) for the third quarter of 2014, will be within the ranges presented in the table below. These estimates do not include any impact from any pending acquisitions.

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the Third	Actual Third	the Third	Actual Third	Third
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2014	2013	2014	2013	2013
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$128,000	45%	$132,000	50%	$88,288

OPERATING EXPENSES
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$74,000	38%	$75,000	40%	$53,516
Corporate and administrative	$5,500	23%	$6,000	34%	$4,470

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$18,000	1207%	$20,000	1352%	$1,377

Comments on Guidance:

Third Quarter of 2014 on an “as reported basis.”

Based on our current forecasts for the third quarter of 2014, we anticipate the following changes from the three-month period ended September 30, 2013 (the “third quarter of 2013”) as outlined below. Our total revenue estimates for the third quarter of 2014 include approximately $27.8 million of revenue estimated to be contributed collectively by the Acquired Stations.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 8 of 13

Revenue.

●	We believe our third quarter of 2014 local advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2013 by approximately 27% to 30%.

●	We expect our third quarter of 2014 national advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2013 by approximately 17% to 25%.

●	We anticipate our third quarter of 2014 internet advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2013 by approximately 15% to 20%.

●	We believe our third quarter of 2014 retransmission consent revenue will increase from the third quarter of 2013 by approximately 115%, or $10.5 million, to $19.7 million.

●	The third quarter of 2013 revenue included $7.1 million of performance payments under a management agreement that expired in 2012, which payment will not recur.

Operating expenses (before depreciation, amortization and gain on disposal of assets).

Our total broadcast operating expense estimates for the third quarter of 2014 include approximately $14.7 million of broadcast operating expense estimated to be incurred collectively by the Acquired Stations.

The anticipated increase in corporate and administrative expense for the third quarter 2014 compared to the third quarter of 2013 is expected to be due primarily to increases in compensation expense and increases in legal and consulting fees attributable to acquisitions.

Third Quarter of 2014 on a “Combined Historical Basis”.

Based on our current forecasts for the third quarter of 2014, we anticipate the following changes from the Combined Historical Basis third quarter of 2013 as outlined below.

Revenue:

●	We believe our third quarter of 2014 total revenue will increase by approximately 14% to 18%.

●	We believe our third quarter of 2014 local advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2013 by low single digit percentages.

●	We expect our third quarter of 2014 national advertising revenue, excluding political advertising revenue, will decrease from the third quarter of 2013 by low single digit percentages.

●

We anticipate our third quarter of 2014 internet advertising revenue, excluding political advertising revenue, will increase from the third quarter of 2013 by upper single digit percentages to as much as 10%.

●	We believe our third quarter of 2014 political revenue will range between $18 million and $20 million. Our third quarter of 2013 political revenue was approximately $1.7 million.

●	We believe our third quarter of 2014 retransmission consent revenue will increase from the third quarter of 2013 by approximately 50% to approximately $19.7 million.

●	The third quarter of 2013 revenue included $7.1 million of performance payments under a management agreement that expired in 2012, which payment will not recur.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 9 of 13

Operating expenses (before depreciation, amortization and gain on disposal of assets) on a Combined Historical Basis:

Our total broadcast operating expenses for the third quarter of 2014 are anticipated to increase from the third quarter of 2013 on a Combined Historical Basis by a range of approximately $6.0 million to $7.0 million. This increase reflects expected increases in network affiliation fees of $2.2 million (reflecting, in part, increased fees payable to the ABC network for our affiliation agreements that renewed December 31, 2013) and approximately $1.1 million of national sales representative commissions expected to be payable in the third quarter of 2014 on anticipated political revenue.

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three-month and six-month periods ended June 30, 2014 and 2013, respectively (dollars in thousands):

	Three Months Ended June 30,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$56,678	52.8%	$50,869	60.4%
National	14,826	13.8%	15,052	17.9%
Internet	7,206	6.7%	6,257	7.4%
Political	8,616	8.0%	751	0.9%
Retransmission consent	17,659	16.5%	9,396	11.1%
Other	2,264	2.2%	1,960	2.3%
Total	$107,249	100.0%	$84,285	100.0%

	Six Months Ended June 30,
	2014		2013
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local	$107,722	54.3%	$97,297	59.9%
National	28,174	14.2%	28,476	17.5%
Internet	13,245	6.7%	11,963	7.4%
Political	11,408	5.7%	1,392	0.9%
Retransmission consent	33,776	17.0%	19,088	11.7%
Other	4,221	2.1%	4,238	2.6%
Total	$198,546	100.0%	$162,454	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 10 of 13

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	Three Months Ended June 30,
	2014	2013	% Change
Net income	$1,591	$5,144
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,986	5,938
Amortization of intangible assets	1,179	12
Non-cash stock based compensation	980	1,328
Loss (gain) on disposals of assets, net	48	(77)
Miscellaneous (income) expense, net	(3)	1
Interest expense	15,825	12,594
Loss from early extinguishment of debt	4,897	-
Income tax expense	876	3,573
Amortization of program broadcast rights	3,005	2,826
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	6	7
Network compensation revenue recognized	(113)	(157)
Payments for program broadcast rights	(3,869)	(2,847)
Broadcast Cash Flow Less Cash Corporate Expenses	31,408	28,342	11%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	9,122	3,965
Broadcast Cash Flow	$40,530	$32,307	25%

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 11 of 13

See the previous page for the definition of Non-GAAP terms.

	Six Months Ended June 30,
	2014	2013	% Change
Net income	$2,868	$6,014
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	13,370	11,738
Amortization of intangible assets	1,468	31
Non-cash stock based compensation	3,051	1,464
Loss (gain) on disposals of assets, net	379	(105)
Miscellaneous income, net	(3)	-
Interest expense	31,099	25,134
Loss from early extinguishment of debt	4,897	-
Income tax expense	1,735	5,224
Amortization of program broadcast rights	5,918	5,663
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	12	14
Network compensation revenue recognized	(221)	(314)
Payments for program broadcast rights	(7,692)	(5,700)
Broadcast Cash Flow Less Cash Corporate Expenses	56,881	49,163	16%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock based compensation	14,268	7,653
Broadcast Cash Flow	$71,149	$56,816	25%

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. Upon completion of all pending transactions, we will own and/or operate television stations in 44 television markets broadcasting 142 program streams including 77 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). At that time, our owned and/or operated stations will include twenty-seven channels affiliated with the CBS Network, twenty-four channels affiliated with the NBC Network, sixteen channels affiliated with the ABC Network and ten channels affiliated with the FOX Network. We will then own and/or operate the number-one ranked television station in 29 of those 44 markets and the number-one or number-two ranked television station operations in 40 of those 44 markets. We will reach approximately 8.1 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2014 or other periods, future expenses, the completion of pending acquisitions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of August 7, 2014. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2013 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 12 of 13

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 7, 2014. The call will begin at 2:00 PM Eastern Time. The live dial-in number is 1 (888) 487-0340 and the confirmation code is 7651780. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 7651780 until September 6, 2014.

For information contact:	Web site: www.gray.tv
Hilton Howell	Jim Ryan
President and Chief Executive Officer	Senior V. P. and Chief Financial Officer
(404) 266-5512	(404) 504-9828

Gray Television, Inc.

Earnings Release for the three-month and six-month periods ended June 30, 2014	Page 13 of 13